Exhibit 10.2

COUGAR BIOTECHNOLOGY, INC.

NON-EMPLOYEE DIRECTOR

COMPENSATION PLAN

(As amended through June 11, 2007)

The following is a summary of the compensation plan for directors of Cougar Biotechnology, Inc. (the “Company”) who are not employees of the Company. Directors who are employees of the Company do not receive compensation for their service on the Board and shall receive compensation only in their capacities as employees. The compensation plan for non-employee directors is as follows:

1.	Each non-employee director is entitled to an annual cash retainer of $25,000, plus a fee of $2,500 for each meeting attended in person, or $1,000 for each meeting attended telephonically.

2.	Each non-employee director is entitled to a stock option to purchase 30,000 shares of the Company’s common stock upon their initial appointment to the Board. Thereafter, non-employee directors are entitled to an annual stock option to purchase 10,000 shares upon their election by the stockholders. Such stock options shall have a 10-year term, shall vest in 3 equal and annual installments commencing on the first anniversary of the grant date and shall have an exercise price equal to the closing sale price of the Company’s common stock on the grant date.

3.	In addition to the compensation described above, the chair of the Board’s audit committee shall be entitled to an annual retainer of $10,000 and each other member of the audit committee shall be entitled to an annual retainer of $5,000. Audit committee members shall also be entitled to $1,500 for each committee meeting attended in person, or $750 for each meeting attended telephonically.